EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Chairman Jack G. Hendon Retires from ChoiceOne Boards of Directors,

Gregory A. McConnell Appointed Chairman of ChoiceOne Boards of Directors,

Roxanne M. Page Appointed Vice Chairwoman of ChoiceOne Boards of Directors

SPARTA, Mich., May 21, 2025 – The Boards of Directors of ChoiceOne Financial Services, Inc. (NASDAQ: COFS) (“ChoiceOne”), and ChoiceOne Bank announce the retirement of Chairman Jack G. Hendon from the Boards of Directors of ChoiceOne and ChoiceOne Bank effective July 5, 2025. Hendon is retiring pursuant to ChoiceOne’s mandatory retirement policy for directors.

“It is with sincere appreciation that we announce the retirement of our Chairman of the Boards, Jack Hendon,” said ChoiceOne CEO Kelly Potes. “We have had the honor to work with Jack for the last 12 years. His extensive expertise in accounting and finance have been invaluable to our organization throughout the years. We will miss Jack’s keen vision and guidance, and we wish him, and his wife Cindy, the best in retirement.”

Jack G. Hendon was appointed as a director of ChoiceOne and ChoiceOne Bank in August 2013 and was appointed Chairman of the Boards of Directors of both entities in December 2021. Hendon is a Certified Public Accountant, and co-founder and partner at H&S Companies, P.C., an independently owned accounting and consulting firm.

Hendon has served on the boards for the Fremont Area Community Foundation, Spectrum Gerber Hospital Foundation and the Newaygo County Area Promise Zone. He is a former director and audit committee chair of Fremont Michigan InsuraCorp, formerly an SEC reporting company. Hendon received his bachelor’s degree from Michigan State University, East Lansing.

The Boards of Directors announce the appointment of Gregory A. McConnell as Chairman of the Boards of Directors and Roxanne M. Page as Vice Chairwoman of the Boards of Directors, both effective July 5, 2025.

Gregory A. McConnell was appointed as a director of ChoiceOne and ChoiceOne Bank in October 2019, following the merger of County Bank Corp. into ChoiceOne. He previously worked as a State Farm Insurance Agent, retiring in 2017. He holds a bachelor’s degree from Ferris State University. McConnell previously served as a director of County Bank Corp., the parent company of Lakestone Bank & Trust, since 2016. Before that, he was Chairman of Capac Bancorp Inc., the parent company of CSB Bank, starting in 1992.

McConnell is a former Chairman of the Capac Downtown Development Authority and has served as a St. Clair County Commissioner, on the St. Clair County RESA School Board, the St. Clair County Central Dispatch Board, and the St. Clair County Emergency Management Board. He is also a partner in Capac Auto Sales, Inc. and G & K2, LLC. McConnell’s extensive business and insurance experience, along with more than 30 years of service as an outside bank director and former community bank chairman, qualify him to serve as Chairman of the Boards.

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Roxanne M. Page was appointed as a director of ChoiceOne and ChoiceOne Bank in August 2010 and served as Vice Chairwoman of the Board of Directors of ChoiceOne Bank from December 2013 until the merger with County Bank Corp. in October 2019. Page is a Certified Public Accountant with Doeren Mayhew, a certified public accounting, audit, tax and business advisory firm.

Page served as a director for the Wolverine Worldwide YMCA Advisory Board until 2013. She is qualified to serve as Vice Chairwoman of the Boards of Directors by virtue of her substantial accounting and finance expertise and experience.

About ChoiceOne

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan, with assets over $4 billion, and the parent corporation of ChoiceOne Bank. Member FDIC. ChoiceOne Bank operates 56 offices in West, Central and Southeast Michigan. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. ChoiceOne Financial Services, Inc. common stock is quoted on the Nasdaq Capital Market under the symbol “COFS.” For more information, please visit Investor Relations at ChoiceOne’s website choiceone.bank.

Contacts

Kelly Potes

ChoiceOne Chief Executive Officer

616.887.7366
kpotes@choiceone.bank

Michael J. Burke, Jr.

ChoiceOne President

810.664.2977

michael.burke@choiceone.bank

Source: ChoiceOne Financial Services, Inc.

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